Exhibit 10.13
Amended and Restated
Employment Agreement
of Michael F. Johnston
     THIS AGREEMENT, effective as of March 1, 2007, is made by and between Visteon Corporation, a Delaware corporation, (“Visteon”) and Michael F. Johnston (the “Executive”).
     WHEREAS, the Executive serves as the Chairman of the Board of Directors and Chief Executive Officer of Visteon;
     WHEREAS, the Executive has successfully supervised, managed and implemented a strategic and structural reorganization of Visteon pursuant to a transaction with Ford Motor Company that positions Visteon for future growth and success;
     WHEREAS, Visteon desires, at this critical stage of Visteon’s development, to ensure the continuity of the Executive’s leadership and management and to create an orderly process for succession;
     WHEREAS, Visteon and the Executive desire to amend the employment agreement between Visteon and the Executive, dated September 15, 2000;
     WHEREAS, the Executive is willing to commit himself to continue to serve as an employee of the Company on the terms and conditions herein provided;
     NOW, THEREFORE, in consideration of the premises and the material covenants herein contained, Visteon and the Executive hereby agree as follows:
     1. Employment. Visteon agrees to continue to employ the Executive as its Chairman of the Board of Directors and Chief Executive Officer, and the Executive agrees to remain in such employ upon the terms and conditions herein set forth. The place of employment shall be at Visteon’s principal offices in Van Buren Township, Michigan, or at such other location as Visteon may designate.
     2. Term of Agreement. The term of this Agreement shall commence as of March 1, 2007 (the “Effective Date”) and shall continue in effect through December 31, 2008; provided, however, that the parties may mutually agree to end the term before December 31, 2008.
     3. Duties. Executive will, during the term hereof, faithfully and diligently do and perform all duties and responsibilities as the Chief Executive Officer and Chairman of the Board of Directors of Visteon, and such other acts and duties commensurate with such positions as the Board of Directors shall direct, and do and perform all acts in the ordinary course of Visteon’s business (with such limits as the Board may prescribe) necessary and conducive to Visteon’s best interests; and devote his full time, energy and skill to the business of Visteon and to the promotion of Visteon’s best interests.

     4. Compensation. Subject to the provisions of paragraphs 7 and 8 of this Agreement, Visteon shall pay to the Executive for all services to be performed during the term of this Agreement:
     (a) Annual Base Salary. An annual base salary of $1,400,000.00 (which may be increased at the discretion of the Board of Directors of Visteon), payable in monthly installments in accordance with Visteon’s practices, as such practices may be determined from time to time.
     (b) Long Term Incentive Compensation. For each fiscal year of Visteon commencing during the Executive’s term of employment hereunder, the Executive shall be entitled to a separate long term incentive compensation opportunity under Visteon’s 2004 Incentive Plan, and such opportunity at target performance shall be an amount equal to 475% of annual base salary to be delivered as a combination of cash, restricted common stock/restricted stock units and stock options/stock appreciation rights in accordance with and based on achievement of Visteon financial and operation goals over a three-year performance period. With respect to the 2007-2009 performance period, 66 percent of the cash award portion (as determined by the Organization and Compensation Committee) of the bonus opportunity shall be earned by reason of the Executive’s continuation of services under this Agreement through December 31, 2008. With respect to the 2008-2010 performance period, 33 percent of the cash award portion (as determined by the Organization and Compensation Committee) of the bonus opportunity shall be earned by reason of the Executive’s continuation of services under this Agreement through December 31, 2008. The Executive shall be entitled to payment of the amount earned in respect of each performance period that is not completed upon his termination of employment (other than by reason of Cause) on or after December 31, 2008, or prior to December 31, 2008 if such termination is by Visteon without Cause or upon mutual agreement of the parties, at the same time as awards for such performance period are paid to other executives of Visteon.
     (c) Grant of Restricted Stock Units or Stock Appreciation Rights. The Executive shall be entitled to stock options, restricted stock and other equity-based awards as and when such awards are made to other officers generally on at least the same basis as such awards are made to other officers; provided, that the Executive shall not be entitled to an equity award simply by reason of an equity award made to a newly hired or promoted officer, or a single officer individually.
     5. Benefits. The Executive shall be entitled to participate in such medical, dental, pension, retirement plans and other benefit plans and programs (other than any severance plans) as may be adopted from time to time by Visteon for the benefit of its employees (with the Executive continuing to be credited with two years of service for every year of credited service with Visteon). The Executive shall also be entitled to participate in Visteon’s company vehicle program and a $60,000 per year flexible perquisite plan available to be used for financial planning, home security, annual physical examination, club or exercise facility dues, or other purposes as may be specified in the Company plan, as amended from time to time.

     6. Disability. In the event that the Executive is permanently disabled, as herein defined, for a continuous period of six months, Visteon may terminate this Agreement upon written notice to the Executive. In the event of such termination, the Executive’s compensation as defined in paragraph 4 hereof shall continue for the lesser of (i) any waiting period set forth in any disability insurance policy maintained by Visteon and covering the Executive, if any, or (ii) six months after termination of this Agreement. For purposes of this paragraph, “permanently disabled” shall mean a condition resulting from bodily injury or disease or mental disorder such that the Executive is prevented from performing the principal duties of his employment. Visteon, in its discretion, based on competent medical advice, shall determine whether the Executive is and continues to be, permanently disabled for purposes of this paragraph.
     7. Early Termination. This Agreement shall terminate upon the occurrence of any of the following:
     (a) On the date of death of the Executive;
     (b) On the date that Visteon gives written notice to the Executive that Visteon is terminating the Agreement pursuant to paragraph 6 hereunder;
     (c) On the 90th day after the Executive gives written notice to Visteon of his election to terminate; or
     (d) On the second day after Visteon gives the Executive notice of a written determination by its Board of Directors that the Executive is terminated by reason of Cause (as defined below);
     In the event of termination, and except as set forth in paragraph 6, the Executive (or his estate) shall be entitled to the annual salary, to the extent unpaid, set forth in paragraph 4 hereof, prorated from January 1 of the year of termination to the date of termination.
     The term “Cause” means that the Executive has been guilty of (i) material, willful dishonesty, (ii) material, willful misconduct, (iii) willful and substantial nonperformance of assigned duties, (iv) indicted for a felony or a misdemeanor involving moral turpitude, or (v) has otherwise breached the terms of this Agreement.
     8. Regular Termination. In the event the Executive remains employed under this Agreement through December 31, 2008 or is terminated by the Company without Cause on or before such date (and prior to a Change in Control, as such term is defined in the Change in Control Severance Agreement between Visteon and the Executive), the Executive shall be entitled upon his termination of employment (other than for Cause) on or after such date to (i) a lump-sum cash payment of $2,500,000.00, which shall be made as soon as practicable, (ii) immediate and full vesting of all outstanding equity awards granted to him by Visteon, and (iii) accrued and unpaid salary through the date of termination. In the event that the parties mutually agree to end the term before December 31, 2008, the Executive shall be entitled to a prorated amount of $2,500,000.00 based on the Executive’s period of service from the Effective Date to the date of termination, with immediate and full vesting of all outstanding equity awards granted to him by Visteon. For the avoidance of any doubt, if another individual is appointed with a title of Chief Executive Officer, then such appointment shall be treated as a resignation of the Executive by mutual agreement of the parties.
     9. Restrictive Covenant. During the term of his employment by Visteon:
     (a) The Executive will not engage in, or work for or own, manage, operate, control or participate in the ownership, management, operation or control of, or be connected with, or have any financial interest in, any individual, firm, or corporation or institution engaged in the same or similar activities to those now or hereafter carried on by Visteon, other than ownership of less than five percent of shares of stock in a publicly traded company;
     (b) The Executive will not interfere with the relationship of Visteon and any employee, agent or representative; and
     (c) The Executive will not directly or indirectly divert or attempt to divert from Visteon any business in which Visteon has been actively engaged during the term hereof, nor interfere with the relationships of Visteon with dealers, distributors, sources of supply or customers.
The provisions of this paragraph shall remain in force for one year following the termination of this Agreement.
     10. Confidentiality and Intellectual Property.
     (a) While employed by Visteon, the Executive may generate or be exposed to trade secret, confidential or proprietary information (hereinafter “Proprietary Information”) including, but not limited to, inventions, future product plans, product designs, products (including prices, costs, sales or content), drawings, details of Visteon’s operations or marketing, computer programs, flow charts, customers (including identities of customers or prospective customers and identities of individual contacts at business entities which are customers or prospective customers), financial information or measures, business methods, future business plans, data bases, designs, models, operating procedures, knowledge of the organization, manufacturing processes, or any other work product of Visteon and all other knowledge, information, documents or materials owned, developed or possessed by Visteon.
     (b) While employed by Visteon, and for a period of ten years after completion of such employment, the Executive agrees not to disclose, directly or indirectly, any Proprietary Information in any unauthorized manner or for any unauthorized purpose outside of his duties on behalf of Visteon. This obligation does not apply to such Proprietary Information which: (a) is now or subsequently becomes publicly known or available by publication, commercial use or otherwise without breach of this agreement by the Executive; (b) is subsequently rightfully furnished to the Executive by a third person without restriction on disclosure; or (c) is delivered to the Executive after the expiration of the employment with Visteon.
     (c) Unless authorized by Visteon, the Executive will not remove from the premises of Visteon any property or materials including any document or thing which comprises Proprietary Information. Further, upon completion of this assignment or at any time upon the request of Visteon, the Executive agrees to deliver to Visteon all property or materials within the Executive’s possession or control including such documents and things which contain Proprietary Information. The Executive covenants that he will destroy no records of Visteon’s.
     (d) The Executive agrees to assign all right, title and interest in any Proprietary Information, whether patentable, copyrightable or not, which is conceived or developed solely or jointly by the Executive while employed by Visteon and which relates in any manner to the actual or any anticipated business of Visteon, or which was developed with the use of time, materials, equipment or facilities of Visteon. Unless authorized by Visteon in writing, the Executive will not pursue patenting or copyrighting any Proprietary Information. Visteon will have sole ownership in and exclusive rights to all Proprietary Information which is conceived or developed solely or jointly by the Executive while employed by Visteon and which relates in any manner to the actual or any anticipated business of Visteon, or which was developed with the use of time, materials, equipment or facilities of Visteon. The Executive agrees to promptly disclose to Visteon any Proprietary Information covered by this agreement and, if requested, promptly execute a specific assignment of title to Visteon and/or a Visteon designee for such Proprietary Information. The Executive agrees to take all reasonable actions necessary, even after the term of this employment has ended to enable Visteon to secure such patent, copyright or other protection in the United States or foreign countries. The Executive reserves no license to any intellectual property rights.
     (e) Any materials or software developed or created by the Executive relating to his employment which are protectable under the laws of Copyright, including written or electronic documents, illustrations, drawings, notes, models and computer software are to be considered works made for hire for Visteon and are the sole property of Visteon if it so fits within that definition in the Copyright Act. The Executive agrees to execute all forms and documents relating to obtaining and enforcing copyright protection for such material for the United States and any other countries, even after the term of employment has ended.
     (f) The Executive has no right to use any trademarks owned by Visteon without the express written authorization of Visteon.
     The covenants set forth in this paragraph 10 which are made by the Executive are in consideration of the employment, or continuing employment of, and the compensation paid to, the Executive during his employment by Visteon.

     11. Stock Ownership Guidelines. The Executive acknowledges that Visteon expects the Executive to maintain ownership in Visteon common stock at the level that had been required as of the Effective Date, which was fives times his current base salary, but in no event shall the Executive be expected to purchase additional shares of Visteon common stock to satisfy the requirement.
     12. Compliance with Code Section 409A. To the extent that there is a material risk that any payments under this Agreement may not comply with the requirements of Section 409A of the Code, the parties shall reasonably cooperate with each other to arrange such payments in a manner that complies with Section 409A.
     13. Additional Remedies. The Executive recognizes that irreparable injury will result to Visteon and to its business and properties in the event of any breach by the Executive of any of the provisions of paragraphs 9 and 10 of this Agreement or either of them, and that the Executive’s continued employment is predicated on the commitments undertaken by him pursuant to said paragraphs. In the event of any breach of any of the Executive’s commitments pursuant to paragraphs 9 and 10 or either of them, Visteon shall be entitled, in addition to any other remedies and damages available, to injunctive relief to restrain the violation of such commitments by the Executive or by any person or persons acting for or with the Executive in any capacity whatsoever.
     14. Nonassignment. This Agreement is personal to the Executive and shall not be assigned. The Executive shall not hypothecate, delegate, encumber, alienate, transfer or otherwise dispose of his rights and duties hereunder. Visteon may assign this Agreement without the Executive’s consent to any other entity who, in connection with such assignment, acquires all or substantially all of Visteon’s assets or into or with which Visteon is merged or consolidated.
     15. Waiver. The waiver by Visteon of a breach by the Executive of any provision of this Agreement shall not be construed as a waiver of any subsequent breach by the Executive.
     16. Severability. If any clause, phrase, provision or portion of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable under any applicable law, such event shall not affect or render invalid or unenforceable the remainder of this Agreement and shall not affect the application of any clause, provision, or portion hereof to other persons or circumstances.
     17. Benefit. The provisions of this Agreement shall inure to the benefit of Visteon, its successors and assigns, and shall be binding upon the Executive, his heirs, personal representatives and successors, including without limitation the Executive’s estate and the executors, administrators, or trustees of such estate.
     18. Relevant Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Michigan.

     19. Notices. All notices, requests, demands and other communications in connection with this Agreement shall be made in writing and shall be deemed to have been given when delivered by hand or 48 hours after mailing at any general or branch United States Post Office, by registered or certified mail, postage prepaid, return receipt requested, addressed as follows, or to such other address as shall have been designated in writing by the addressee:
     If to the Company:
Visteon Corporation
One Village Center Drive
Van Buren Township, MI 48111
Attn: General Counsel and Secretary
     If to the Executive:
Mr. Michael F. Johnston
20. Entire Agreement. This Agreement, together with the existing Change in Control Agreement and Retiree Health Care Agreement in the form of Exhibits A and B attached hereto, sets forth the entire understanding of the parties and supersedes all prior agreements, arrangements, and communications, whether oral or written, pertaining to the subject matter hereof; and this Agreement shall not be modified or amended except by written agreement of Visteon and the Executive.
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

Visteon Corporation
By:	/s/ Dorothy L. Stephenson
Dorothy L. Stephenson
Senior Vice President, Human Resources

Executive
/s/ Michael F. Johnston
Michael F. Johnston